     THIS DOCUMENT IS A COPY OF THE SCHEDULE 13G FILED ON FEBRUARY 18, 1997
              PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION.

                                 UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                              SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*




                          PharmChem Laboratories, Inc.
                   -----------------------------------------
                               (Name of Issuer)

                                  Common Stock
                   -----------------------------------------
                         (Title of Class of Securities)

                                  717133 10 2
                   -----------------------------------------
                               (CUSIP Number)





         Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 6 Pages

CUSIP NO. 717133 10 2               13G                   PAGE  2  OF 6  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Grumman Hill Investments, L.P.
        06-1145561

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

                    5    SOLE VOTING POWER

                            0 Common Shares


   NUMBER OF        6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY               535,545 Common Shares
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON
     WITH                   0 Common Shares


                    8    SHARED DISPOSITIVE POWER

                            535,545 Common Shares


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  535,545 Common Shares



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  9.4%


12   TYPE OF REPORTING PERSON*

                   PN


                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 6 pages

CUSIP NO. 717133 10 2               13G                   PAGE  3  OF 6  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Richard D. Irwin

        ###-##-####

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

       USA

                    5    SOLE VOTING POWER

                            102,958


   NUMBER OF        6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY               555,545
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON
     WITH                   102,958


                    8    SHARED DISPOSITIVE POWER

                            555,545


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                            658,503



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                            11.6%


12   TYPE OF REPORTING PERSON*

                   IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 3 of 6 pages

Item 1    (a)    Name of Issuer:

                 PharmChem Laboratories, Inc.

          (b)    Address of Issuer's Principal Executive Offices:

                 1505-A O'Brien Drive
                 Menlo Park, CA 94025


Item 2    (a)    Name of Person Filing:

                  I.  Grumman Hill Investments, L.P.
                 II.  Richard D. Irwin

          (b)    Address of Principal Business Office or, if none, Residence:

                 Grumman Hill Associates Inc.
                 191 Elm Street
                 New Canaan, CT 06840


          (c)    Citizenship:

                  I.  Formed in the State of Delaware
                 II.  United States of America

          (d)    Title of Class of Securities:

                 Common Stock

          (e)    CUSIP No.:

                 717133 10 2

Item 3           Type of Filing:

                 Not applicable

Item 4           Ownership

           (a)    Amount Beneficially Owned:
                    I.  535,545 Common Shares
                   II.  658,503 Common Shares (including 48,958
                        common shares to which there is a right
                        to acquire within 60 days of 12/31/96)

           (b)    Percent of Class:

                   I.   9.4%
                  II.  11.6%



                              Page 4 of 6 Pages

Item 2          (c)    Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:

                            I.        0 Common Shares
                           II.  102,958 Common Shares

                  (ii)     shared power to vote or to direct the vote:

                            I.  535,545 Common Shares
                           II.  555,545 Common Shares

                  (iii)    sole power to dispose or to direct the
                           disposition of:

                            I.        0 Common Shares
                           II.  102,958 Common Shares

                  (iv) shared power to dispose or to direct the disposition of:

                             I.  535,545 Common Shares
                            II.  555,545 Common Shares


Item 5            Ownership of Five Percent or Less of a Class:

                  Not applicable.



Item 6            Ownership of More Than Five Percent on Behalf of Another
                  Person:

                  Not applicable.


Item 7 Identification and Classification of Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

                   I.  Not applicable.

                  II.  Not applicable.

Item 8            Identification and Classification of Members of the Group:

                  Not applicable.


Item 9            Notice of Dissolution of Group:

                  Not applicable.

Item 10           Certification:

                  See Page 6

                              Page 5 of 6 Pages

Item 10 Certification

     The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                February 13, 1997
                                               ------------------------------
                                                           Date

                                                /s/ RICHARD D. IRWIN
                                               ------------------------------
                                                        Signature


                                               Richard D. Irwin, Manager
                                               ------------------------------
                                                       Name/Title

                                                Grumman Hill Company, L.L.C.
                                                General Partner
                                                Grumman Hill Investments, L.P.





                                                February 13, 1997
                                               ------------------------------
                                                           Date

                                                /s/ RICHARD D. IRWIN
                                               ------------------------------
                                                        Signature


                                               Richard D. Irwin, Manager
                                               ------------------------------
                                                       Name/Title